Exhibit 5.1

(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

August 13, 2015

Conifer Holdings, Inc.

550 W. Merrill Street

Suite 200

Birmingham, MI 48009

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Conifer Holdings, Inc., a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 1,377,000 shares of the Company’s common stock, no par value (the “Plan Shares”), to be issued pursuant to awards under the Conifer Holdings, Inc. 2015 Omnibus Incentive Plan (the “Plan”).

Based on our examination of such documents and other matters as we deem relevant, it is our opinion that the Plan Shares to be offered by the Company under the Plan pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the Plan and the awards thereunder, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

(313)465-7000

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